Exhibit 19.1

Approved by Civista Bancshares, Inc. Board of Directors: 10/22/2024

Approved by Nominating and Corporate Governance Committee: 05/21/2024

CIVISTA BANCSHARES, INC. INSIDER TRADING POLICY

STATEMENT OF POLICY

Civista Bancshares, Inc. (“Civista” or the “Company”) is a public company, the common stock of which is registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, Civista files periodic reports and proxy statements with the Securities and Exchange Commission (“SEC”). Investment by executive officers and directors in Civista stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by "insiders" for their own profit.

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange- traded options. It applies to all employees, officers and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as “Family Members”). This Policy also imposes specific black- out period and pre-clearance procedures on officers, directors and certain other designated employees who receive or have access to Material Nonpublic Information (as defined below) regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

As a director or executive officer of a public company, you have the responsibility not to participate in the market for Civista stock while in possession of material, non-public information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, non-public information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you do buy or sell securities while in possession of material non-public information, you will not only have to pay back any money you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, Civista could face reputational and financial risk as a result of your violations of insider trading laws.

As a director or executive officer of a public company, you also have the responsibility to comply with the “short- swing profit” rule in Section 16(b) and file periodic reports regarding changes in your ownership of Civista stock pursuant to Section 16(a) of the Exchange Act. Violations or failure to comply with these Section 16 restrictions can also result in enforcement actions against you.

In order to avoid these consequences, Civista has developed the following guidelines to briefly explain the insider trading laws, set forth the Company’s trading guidelines for executive officers and directors and describe the procedures you should follow to ensure the timely filing of your Section 16 reports with the SEC. However, it does not address all possible situations that you may face. While this policy describes some relevant legal requirements, it cannot provide a comprehensive description of the law on these subjects and is not intended to provide legal advice, you should refer to the applicable law, rules and regulations and seek appropriate legal advice with respect to these issues.

The current “Insider Trading Compliance Officers” referred to herein include the General Counsel of the Company and the Chief Risk Officer. These officers will typically work together to determine if a pre-clearance can be approved. However, in the event an Insider Trading Compliance Officer is unavailable, each of the Insider Trading Compliance Officers are able to individually provide a response to a Pre-Clearance Request Form submission.

INSIDER TRADING CONCEPTS

What is "Inside" Information?

Inside information includes anything you become aware of because of your “special relationship” with the Company as an executive officer or director, which has not been disclosed to the public. The information may be about the Company or its bank subsidiary or other affiliates. It may also include information you learn about another company, for example, companies that are current or prospective customers or suppliers to a bank subsidiary or those with which the Company may be in negotiations regarding a potential transaction.

What is Material Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

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Company financial performance;
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estimates of future earnings or losses;
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events that could result in restating financial information;
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a proposed acquisition or sale;
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beginning or settling a major lawsuit;
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changes in dividend policies;
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declaring a dividend or stock split;
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a stock or bond offering; or
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winning a large new contract (or losing a large contract).

What is Non-public Information?

Non-public information is information that has not yet been made public by the company. Information only becomes public when the company makes an official announcement (in a publicly accessible press release or in SEC filings, for example) and people have had an opportunity to see or hear it. Therefore, you should not buy or sell stocks or other securities before the public announcement of material information. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait about two full trading days before buying or selling securities to allow the market to absorb the information.

TRADING GUIDELINES

Prohibition Against Trading While In Possession of Material Non-Public Information

You may not purchase or sell stocks or other securities of Civista or of any other company when you are aware of any material, non-public information about that company, no matter how you learned the information. You also must not “tip” or otherwise give material, non-public information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker).

Restricted trading periods (commonly referred to as “black out” periods) are periods designated by Civista as times in which you may not trade in Civista stock regardless of your actual possession or non-possession of material, non- public information. These restricted trading periods are instituted by Civista for a variety of reasons. One such restricted trading period is instituted prior to Civista releasing its quarterly results. This restricted trading period begins one full calendar week prior to the end every calendar quarter and lasts until two full trading days after Civista releases its results for that quarter.

Pre-clearance of Trades

The Company has determined that all executive officers and directors and their Family Members must refrain from trading in the Company’s securities, without first complying with the Company’s “pre-clearance” process. Each executive officer or director must contact the Company’s Insider Trading Compliance Officers not less than two (2) business days nor more than ten (10) business days prior to commencing any trade in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer.

The Insider Trading Compliance Officers will confer and the clearance of one or both is required in order for each proposed trade or transfer to be compliant with this policy. The Insider Trading Compliance Officers are not under any obligation to approve a trade submitted for pre-clearance, and may determine not to clear a trade in accordance with this policy.

To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Attachment C, to be completed and provided to the Insider Trading Compliance Officers. The Insider Trading Compliance Officers will assist with the approval process. No trade or transfer may be effected until the requesting employee, officer or director has received the approved Pre- Clearance Request Form, even if two (2) business days have passed since the Pre-Clearance Request Form was submitted. In other words, the Insider Trading Compliance Officers will endeavor to respond to a submitted Pre-Clearance Request Form within two days or less. However, even if circumstances prevent these officers from responding in two days from the date of submission, this should not be considered clearance or an opportunity to trade until or unless such clearance is provided by the Insider Trading Officer(s).

Any executive officer and director who wishes to implement a trading plan under SEC Rule 10b5- 1 must first pre-clear the plan with the Insider Trading Compliance Officers. As required by Rule 10b5-1, an executive officer or director may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information. In addition, a trading plan may not be entered into during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

Additional Prohibited Transactions

It is improper and inappropriate to engage in short-term or speculative transactions involving Company securities. It is the Company’s policy not to engage in any of the following activities with respect to Company securities:

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Purchases of Company securities on margin
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Buying or selling puts or calls.

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Trading securities on a short-term basis. Any Company security purchased must be held for a minimum of six months and ideally longer.

Short Swing Profits

Section 16(b) of the Exchange Act contains the “Short-Swing Profit” rules. The rules impose strict liability on officers, directors and 10% owners for any profits realized from a purchase and sale or a sale and purchase of the company’s stock within less than six months. If a person subject to the rules purchases or sells and then completes an opposite transaction within six months, the rules require the person to disgorge to the company any profits that would have been realized when the transactions are matched to one another. It applies regardless of whether the sale or the purchase happens first. For example, if the person sells shares of the company that he or she already owns and then purchases shares within six months of that date for a lower price, he or she would owe the company the difference between the sale price and the purchase price. Section 16(b) permits the company or the owner of any security in the company to bring a legal action to recover short-swing profits for the company. It also permits the recovery of attorneys’ fees.

SECTION 16 REPORTING

Overview

The SEC’s rules under Section 16(a) of the Exchange Act as well as Rule 144 under the Securities Act of 1933 impose reporting requirements on executive officers, directors and 10% shareholders. If there is any change in your ownership of Civista securities at any time, other than through certain exempt Company benefit plans, you will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction.

Sales of Civista securities by its “affiliates” are subject to specific regulations under the federal securities laws. Rule144 under the Securities Act of 1933 provides a “safe harbor” procedure under which certain sales by affiliates are permitted. Each officer and director is deemed to be an “affiliate” and thus each officer of the Company and director need to comply with Rule 144 when selling common shares held either directly or beneficially.

Form 144 is required if more than 5,000 shares or shares valued at more than $50,000 are sold during any three- month period. Further, Rule 144 places limitations on the number of common shares that may be sold under the safe harbor rule. Generally, the number of common shares that may be sold in any three-month period is 1% of the outstanding shares of the same class being sold.

You are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited.

Gifts

As long as a gift of shares is bona fide, it is an exempt transaction and thus not subject to the Section 16 profit recovery provisions. However, you could be exposed to Section 16 liability if you make a gift of shares to a family member or related entity and that donee sells the shares within six months. Thus, except in the case of gifts of shares to a public charity, it is recommended that you have an understanding with the donee to obtain your clearance prior to a sale of any gifted shares. Although exempt from profit recovery under Section 16, gifts must be reported.

Consequences of Delinquent Filings

The consequences of a late filing or the failure to file required Section 16 reports are significant:

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public embarrassment to you and the Company from required disclosures in the proxy statement and Form 10-K;
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potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and
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for egregious or repeated violations, possible criminal penalties can be imposed which can include SEC fines of up to $5,000 per day for each filing violation and/or imprisonment.

Section 16 Compliance Program

Under SEC rules, the preparation and filing of Section 16(a) reports is your sole responsibility. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide you with assistance in preparing and filing your reports. In this regard, the following compliance procedures have been implemented:

1.
DESIGNATED FILING COORDINATOR

The Executive Assistant (the “Filing Coordinator”) can assist all executive officers and directors in preparing, reviewing and filing all Forms 3, 4 and 5. A Form 3 initial report has been filed for all current Company officers and directors.

2.
PREPARATION AND FILING

If you have any transaction or change in ownership in your Company stock or other equity securities (including derivative securities), please report the transaction(s) to the Filing Coordinator no later than the execution date of the transaction. The Filing Coordinator will contact you each January to coordinate preparation of your Form 5 (if applicable).

Upon receiving the details of the transaction(s) from you, the Filing Coordinator will prepare each Form 4 and Form 5 on your behalf. Due to the short two-day period in which to file the reports, the Filing Coordinator may have the Form executed on your behalf using the power of attorney that you have granted to the Company for this purpose and will file the completed Form with the SEC. As discussed above, the SEC must receive the Form 4 no later than the second business day following almost any transaction, and Form 5 must be received by February 14th each year, so time is of the essence. The Filing Coordinator will send you a copy of the Form 4 or 5 as filed with the SEC promptly following the filing. Please contact the Filing Coordinator immediately if you believe there may be any errors in the filing. If so, the Filing Coordinator will promptly amend the Form. In most cases, the filing of an amendment to correct information will not result in the initial filing being deemed a late filing; so no proxy disclosure or other penalties should apply.

3.
THE ULTIMATE RESPONSIBILITY RESTS ON YOU

While the Company has decided to assist executive officers and directors with Section 16 compliance, you should recognize that it will remain your legal obligation to ensure that your filings are made timely and correctly, and that you do not engage in unlawful short-swing transactions. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this Policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information regarding your Section 16 obligations please contact the Filing Coordinator.

RISK IDENTIFICATION & THE CONTROL ENVIRONMENT

Review of Policy

The board of directors, or its designee, shall approve this policy at least annually, making such revisions and amendments as it deems appropriate.

Management Oversight/Authority &Responsibility

The Chief Risk Officer and the General Counsel are responsible for the development, implementation and oversight of this policy and the procedures which support it as outlined above, including maintenance of the list of Directors and employees who are most likely to possess material non-public information (see Attachment B to this Policy); however, compliance with this policy is the shared responsibility of the Civista directors and employees listed in Attachment B, and all will be held accountable for protecting the Company’s reputation from damage which could be caused by a failure to abide by the provisions outlined herein.

Training & Employee Awareness

Training relative to Insider Trading and Section 16 Policy requirements, internal control objectives, and assigned responsibilities is achieved through the cooperative effort of the Senior Vice President, Risk Management Officer and Senior Vice President, General Counsel who are responsible for incorporating these objectives into routine procedures and department controls.

This Insider Trading & Section 16 Reporting Policy shall be presented to new members of the Civista Board of Directors, or those of its subsidiaries and/or affiliates, as applicable, and each new Director shall sign a certification form (Attachment A) acknowledging that he/she has read the policy, understands its provisions, and agrees to abide by them.

The Chief Risk Officer shall present a copy of this Insider Trading & Section 16 Reporting Policy to all Executive (Section 16) Officers upon designation as such, as well as to those other individuals who may also have access to material non-public information due to their positions with the bank, as such determinations are made. The Chief Risk Officer shall provide designated employees with a brief explanation of the policy and its importance, and shall answer any questions regarding the policy. Following this introduction, the employee shall read the policy and sign a certification form (Attachment A) acknowledging that they have done so, that they understand its provisions, and agree to abide by them.

On an annual basis, all Section 16 Officers and other individuals listed in Attachment B to this policy shall review and recertify that they have read this Insider Trading & Section 16 Reporting Policy, understand its provisions, agree to abide by them, and have complied with them over the past year. The Directors affirmative vote to approve this policy on an annual basis will be used as support that they have read and understand the provisions of this Insider Trading Policy.

Required filings pursuant to this policy will be kept in accordance with SEC Section 16 guidelines with the Filing Coordinator.

ATTACHMENT A

Employee and Director Certification Form

I hereby certify that I have received and read the Corporate Policy Regarding Insider Trading and Section 16 Reporting (Insider Trading Policy). I further certify that I understand the provisions of the Insider Trading Policy and that I agree to abide by and conform to the requirements of the policy at all times during my employment or tenure as a Director. I further certify that I had an opportunity to ask questions regarding the provisions of the Insider Trading Policy and that any questions which I had were answered to my satisfaction.

I understand that my failure to comply with the provisions of the Insider Trading Policy may be cause for dismissal or other disciplinary actions.

Employee or DirectorAcknowledgment

Employee’s or Director’s Signature Date

Employee’s or Director’s Name

ATTACHMENT B

List of positions that are most likely to possess material non-public information

Members of the Board of Directors

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All outside and inside holding company directors
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All outside and inside bank directors

Section 16 Officers

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President / CEO
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Executive Vice President
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Senior Vice President

Other individuals who may have material non-public information due to their position at the subsidiary bank:

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Directors solely of subsidiaries
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Assistant Controller
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Financial Reporting Manager
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Executive Assistant

If at any time other Civista employees, not listed above are provided with material non-public information, they are to be advised that they are an insider and need to refrain from trading in Civista stock. It is the responsibility of the employee or director disclosing the material non-public information to inform the employee at the time they become an insider.

CIVISTA BANCSHARES, INC.

PRE-CLEARANCE REQUEST FORM

To: Civista Bancshares, Inc. (the “Company”) Insider Trading Compliance Officers General Counsel

Chief Risk Officer

From:

(Print Name)

Re: Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on

, 20 and thereafter until , 20 or until the trading window shall close due to a blackout and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

THE UNDERSIGNED UNDERSTANDS THAT THE START (FIRST) DATE ABOVE MAY NOT BE LESS THAN TWO (2) BUSINESS DAYS NOR MORE THAN TEN (10) BUSINESS DAYS FROM THE DATE OF SUBMISSION OF THIS PRE-CLEARANCE REQUEST FORM TO THE INSIDER TRADING COMPLIANCE OFFICERS.

The general nature of the transaction is as follows (i.e., open market purchase of 10,000 shares of common stock through NASDAQ, privately negotiated sale of warrants for the purchase of 5,000 shares of common stock, etc.):

The undersigned is not in possession of Material Nonpublic Information (as defined in the Insider Trading Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of Material Nonpublic Information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Very truly yours,

Print Name

Approved: Dated:

Lance A. Morrison

SVP/General Counsel and Corporate Secretary Insider Trading Compliance Officer

Date: